April  22,  1999



Mr.  Robert  W.  Humphreys
Delta  Woodside  Industries,  Inc.
233  N.  Main  Street,  Suite  200
Greenville,  SC  29601

Dear  Bob:

This letter is to confirm our discussion concerning your new assignment as President & Chief Executive Officer of Delta Apparel. Congratulations. We believe that you are the right person to lead Delta Apparel, and begin getting a proper return for our stockholders.

Your salary will be $300,000, and will be effective with the pay period beginning April 26, 1999.

You will be guaranteed a bonus of $300,000 for the fiscal year July 4, 1999 - July 1, 2000. You must be on this job during this period. For fiscal 1999, you will be on the corporate bonus plan for the first ten months, then at the guaranteed annual $300,000 rate for the eleventh and twelfth months of fiscal 1999. As the CEO of Delta Apparel, we will want you to develop a year 2000 bonus plan for the division, to be approved by the new Board of Delta Apparel. Beginning with the 2001 fiscal year, you will be a participant in the Delta Apparel Bonus Plan. To receive any of the above, you must be on the job as President & CEO of Delta Apparel at that time.

You do not want to move to the Duluth area. If you change your mind, we will move you. In the interim, we will pay your commutation costs from Greenville. It may make economic sense to rent an apartment in Duluth rather than pay motel rates, or lease a car for you rather than pay mileage.

Mr.  Robert  W.  Humphreys
Page  2
April  22,  1999

The post spin-off Delta Apparel will have an Incentive Shares Plan that will be the same as, or very similar to, the existing Delta Woodside Plan.

In addition, the new company will have an initial performance based Stock Option Plan, with 500,000 shares (assuming a 10-1 reverse split on the existing shares). Twenty-five percent of these shares will be reserved for you. To exercise this option, you must be on the job as President & CEO of Delta Apparel. The remaining shares will be available for you to distribute to other members of the Delta Apparel management employees.

On December 14, 1998, I gave you a letter advising you that, "if your job is eliminated because of downsizing, restructuring, or a change of control before December 2000, you will be paid a bonus to stay of two years' salary, plus your regular severance. Since you have satisfactorily completed your part of this agreement, we will pay you the two years bonus to stay at your Financial Vice President's salary rate of $200,000. Since you are now employed at Delta Apparel, your regular severance will not be paid. With this payment, my letter of December 14, 1998, will no longer be in effect.

This letter is written in anticipation of the restructuring/spin-offs occurring as planned. If they do not, then you will be the President & CEO of Delta Apparel, a division of Delta Woodside, and you will be elected a Director of Delta Woodside.

Bob, congratulations, again. We are looking forward to working with you in the future.

Best  regards.

                                   Sincerely  yours,



                                   E.  Erwin  Maddrey,  II
                                   President  &  CEO

EEM:hw

cc:  Ms.  J.  H.  Greer

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